Exhibit 10.16

Inspired Entertainment

Short-Term Incentive Bonus Plan

(adopted as of February 11, 2025)

I.	PURPOSE

The Inspired Entertainment fiscal year 2025 Short-Term Incentive Bonus Plan (the “Plan”) is intended to provide incentives to certain employees of Inspired Entertainment, Inc., its subsidiaries and its participating affiliates (collectively, the “Company”) to contribute to the success of the Company in its fiscal year commencing January 1, 2025 and ending December 31, 2025 (“2025”). The Plan offers eligible participants an opportunity to earn compensation in addition to their salaries and other incentives, based upon the performance of the Company and the satisfaction of individual performance targets determined for each eligible participant.

II.	PLAN ADMINISTRATION

The Plan has been approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), and the Committee is responsible for administering the Plan. The Committee may delegate, on such terms and conditions as it may determine, certain authority and powers with respect to administration of the Plan to one or more directors serving on the Committee and/or to one or more officers or other personnel of the Company (including with respect to the participation of, and awards to, participants who are not executive officers of the Company). Subject to the terms of the Plan, the Committee will receive recommendations for 2025 from members of the Company’s Office of the Executive Chairman, or as may be otherwise determined by the Committee, with respect to the operation and management of the Plan for the year including recommendations for the selection of eligible participants, bonus opportunity levels, performance criteria, and the amount and timing of any bonus payments.

III.	ELIGIBILITY

The executives and other employees eligible for participation in the Plan will be determined by the Committee subject to Section II. Duly determined participants under the Plan are also referred to herein as “Covered Employees”. A determination that an employee is an eligible employee under the Plan with respect to 2025 shall not be determinative as to such employee’s eligibility with respect to any subsequent fiscal year.

Any bonus payment made under the Plan shall be purely discretionary and shall not form part of the employee’s contractual remuneration unless as may be otherwise set forth in an employment agreement or other contractual arrangement between the Company and an employee which has been approved by the Committee, in which instance the terms of such employment agreement or contractual arrangement shall prevail.

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An individual whose employment is terminated for any reason, or who is under notice of termination (whether given by the individual or the Company), in each case prior to the date on which bonus would otherwise be paid, will not be eligible to receive any payment under the Plan, unless as may be otherwise set forth in an employment agreement or other contractual arrangement between the Company and an employee which has been approved by the Committee, in which instance the terms of such employment agreement or contractual arrangement shall prevail.

If a person is hired for a position with the Company during 2025 and the position is within the category recommended to be eligible to receive a bonus under the Plan, that person may be eligible to receive a prorated portion of the annual bonus, as determined by the Committee, depending on the person’s particular position, subject to such other considerations as the Committee may determine.

IV.	BONUS POTENTIAL

The bonus potential for Covered Employees shall be determined for 2025, including applicable threshold, target and maximum bonus potential for the year. Bonus potential for 2025 will be based on a percentage of the Covered Employee’s base salary as of the beginning or end of the year, the prorated amount for the year or a fixed dollar amount, each as determined by the Committee. To the extent applicable, award opportunity levels corresponding to threshold, target and maximum levels of performance may vary by participant. The name and bonus potential of each Covered Employee will be set forth in a schedule to be approved by the Committee for 2025 (the “Bonus Potential Schedule”). The bonus potential set forth in the Bonus Potential Schedule may, at any time prior to payment of the bonus, be adjusted to reflect changes in the list of Covered Employees or to the bonus potential for Covered Employees (upward or downward), in the absolute discretion of the Committee as it deems appropriate, to reflect, without limitation, changes to a Covered Employee’s position, title, or responsibilities, or, as appropriate, to reflect a transformative transaction (as determined by the Board or the Committee in its sole discretion).

V.	PLAN COMPONENTS

The performance targets applicable for 2025 have been approved and include Company performance targets. The weighting of the Plan components will also be established for 2025.

A.	Company Performance Targets

Bonuses are contingent upon the Company achieving specific Company performance targets as determined by the Committee with respect to each financial year (the “Company Performance Targets”). The following are examples of criteria that could be used to set Company Performance Targets and are not an exclusive list: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); and (vii) stock price or performance; and (viii) total stockholder return. As determined by the Committee, the Company Performance Targets may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Committee for one-time or exceptional items or unbudgeted or unexpected items when determining whether the performance goals have been met. In certain cases, the Office of the Executive Chairman may recommend to the Committee that an element of Bonus is a divisional, as opposed to a Company-wide, target.

The Office of the Executive Chairman shall recommend to the Committee the applicable Company Performance Targets for 2025. Such recommendations shall be subject to the review and approval by the Committee.

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B.	Individual Performance Targets

Even if the Company has fully achieved the Company Performance Targets, an individual participant’s bonus potential will be subject to an assessment of the individual’s achievement of individual performance targets, as determined by the Committee in its sole discretion. The following are examples of criteria that could be used to set individual performance targets and are not an exclusive list: (i) budget management; (ii) cost of service; (iii) quality and service levels;

(iv) product line achievements; (v) leadership/team participation and support and (vi) adherence to and compliance with Company values and behaviors.

The Committee may, in its sole discretion and at any time, reduce or eliminate a Covered Employee’s award if it determines that such reduction or elimination is appropriate.

VI.	TRANSFER/PROMOTION/DEMOTION

If a Covered Employee is transferred to a new role during 2025, the Committee may, in its discretion, calculate the bonus payment for 2025 based on the base salary the Covered Employee received during the relevant portions of 2025 in each role at the applicable target percentage(s) for each role.

If a Covered Employee becomes ineligible for the Plan due to a transfer or demotion, the Covered Employee may be eligible to receive a prorated bonus based on the period of participation in the Plan, as determined by the Committee. Any such prorated bonus would be paid at the same time as other bonus payments under the Plan.

VII.	PAYOUT AND TAXATION

Bonus payments that are approved by the Committee for 2025 shall be made as soon as administratively practicable after the delivery of the audit report issued by the Company’s independent public accountants with respect to the Company’s 2025 consolidated financial statements, subject to Section IX below, it being understood that payment shall be made in the ordinary course of business on or around March 15th of the year immediately following the performance year for a bonus. Further, if the Committee determines that payment of bonuses would jeopardize the ability of the Company to continue as a going concern (in accordance with final regulations issued under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) or meet its banking covenants, bonuses may be reduced, eliminated or delayed (but only in the case of the Company being in jeopardy as a going concern. Payroll taxes shall be withheld from bonus payments as required by law. Bonus payments that Covered Employees receive are includable as income in the year in which they are paid.

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VIII.	INTEGRATION WITH BENEFIT PROGRAMS

Any bonus payment that a Covered Employee receives is not intended to be considered compensation for purposes of life assurance, 401(k) or any other pension plan, disability, holiday pay or any other benefit plan unless specified as such by the applicable plan document.

IX.	CONDITIONS FOR RECEIVING PAYMENT

Notwithstanding anything to the contrary herein, a Covered Employee whose employment is terminated for any reason, or who is under notice of termination (whether given by the individual or the Company) in both cases prior to the date on which bonus would otherwise be paid, shall not be eligible to receive a bonus payment under the Plan (e.g., a Covered Employee on garden leave on the date of payment will not be eligible for a bonus). However, the Committee retains the authority in its absolute discretion to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, approving a prorated bonus in the event of a Covered Employee’s death, disability, call to active military service, or retirement with the written consent of the Company.

X.	CLAWBACK

Each Covered Employee agrees as a condition of participation that the Company may recover some or all of the amounts paid under the Plan , or recoup some or all of such amounts via offset from other amounts owed to, or subsequently earned by, the Covered Employee from the Company or an affiliate, at any time during the three fiscal years following payment hereunder, if and to the extent that the Committee concludes that either (i) U.S. federal or state law, the laws of any other jurisdiction in which the Covered Employee has been employed by the Company during the fiscal year, or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the bonus payment were not met, or not met to the extent necessary to support the amount of the bonus payment that was paid, or (iii) as required by Section 304 of the U.S. Sarbanes-Oxley Act of 2002, Section 954 of the Dodd- Frank Wall Street Reform and Consumer Protection Act or otherwise after a restatement of the Company’s financial results as reported to the U.S. Securities and Exchange Commission. Covered. A Covered Employee shall not be permitted to participate in the Plan without first having consented in writing to be bound by the terms of the Clawback Policy, and agreed and acknowledged to being obligated to cooperate with and provide any and all assistance requested by the Company in its efforts to recover or recoup a payment made under the Plan or otherwise paid to the Covered Employee, any gains or earnings related to any such payment, or any other applicable compensation subject to clawback or recoupment pursuant to the Clawback Policy or any applicable laws, rules, regulations or stock exchange listing standards that impose mandatory clawback or recoupment requirements. By accepting a bonus payment under this Plan, the Participant agrees and acknowledges that the Participant has received a copy of the Inspired Entertainment, Inc. Clawback Policy (the “Clawback Policy”), effective October 2, 2023, has reviewed and understands the Clawback Policy and that a bonus payment awarded hereunder is subject to the Clawback Policy to the extent that it meets the definition of “Incentive-Based Compensation” as defined under the Clawback Policy. Cooperation and assistance for purposes of this Section X shall include, but shall not be limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Covered Employee of any such amounts or other compensation, including from any other compensation received by the Covered Employee. Additionally, by accepting a bonus payment under this Plan, the Covered Employee acknowledges and agrees that no recovery under the Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of the Covered Employee to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any subsidiary of the Company.

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XI.	LIMITATIONS AND/OR ADJUSTMENTS

The Company reserves the right to review, amend, suspend, withdraw and/or terminate the Plan, the incentive calculation formulas, performance targets and all other aspects of the Plan at any time and in its sole and absolute discretion and without prior notice.

A Covered Employee’s participation in the Plan shall not be construed as a contractual right or form part of his or her contractual remuneration under a services or employment agreement nor shall it be construed as a promise of continuing employment between the Company and the Covered Employee. Any bonus payment made in respect of any prior year is not indicative of any payments that may be made in subsequent fiscal years. Employment with the Company is terminable at will subject to the terms of any written services or employment agreement between the Company and the Covered Employee and applicable laws. Neither a Covered Employee’s employment with the Company, nor a Covered Employee’s employment within any particular category of employees, shall entitle the Covered Employee to either participate in the Plan or to be eligible to receive any bonus pursuant thereto. All determinations of eligibility and awards under the Plan shall be made by the Committee in its absolute discretion and may be revised or adjusted in accordance with the Plan.

XII.	TAXES; SECTION 409A

The Plan is intended to be exempt from Section 409A of the Code as a short-term deferral within the meaning of Treas. Reg. Sec 1.409A-1(b)(4). and shall be operated and interpreted consistent therewith. To the extent that any payment does not qualify as a short-term deferral or would cause the administration of the Plan to fail to satisfy the requirements of a short-term deferral, the Plan shall be administered consistent with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

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